Exhibit 10.2
ADVISOR AGREEMENT
This Advisor Agreement (“Advisor Agreement”) is made as of December 31, 2024 (the “Effective Date”), by and between Olo Inc. (hereafter “Olo” or the “Company”) and Diego Panama (hereafter “Advisor”). The Company and Advisor are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”
WITNESSETH

WHEREAS, Advisor has extensive experience and skill that Advisor exercises independently on an independent contractor basis; and

WHEREAS, the Company desires to engage Advisor on a non-exclusive basis to perform certain services and to create certain work product for the Company, pursuant to the terms and conditions of this Agreement.

NOW, THEREFORE, the Parties agree that in exchange for the compensation described herein, the Company and Advisor agree to the following independent contractor terms:
1.TERM OF AGREEMENT.
1.1.Advisor’s Services under this Agreement will start January 1, 2025. Absent an effective written extension executed by both Parties and wherein reference is made to this Advisor Agreement, or an earlier termination pursuant to this section, this Advisor Agreement will automatically terminate on March 31, 2025 (the “Initial Term”, including any extension period, the “Term”).
1.2.Notwithstanding the foregoing, either party may terminate this Agreement, immediately before the end of the Term, if the other party materially breaches the Agreement. In addition, this Agreement will terminate immediately upon the death or incapacity of Advisor. In the event of any such termination, the Company shall pay Advisor only those fees to reflect those Services (as defined below) actually performed by Advisor at the time of termination.
1.3.In the event that either Party will cease conducting business in the normal course, become insolvent, make a general assignment for the benefit of creditors, suffer or permit the appointment of a receiver for its business or assets or will avail itself of, or become subject to, any proceeding under any federal or state statute or any other statute of any state relating to bankruptcy, insolvency or the protection of rights of creditors, then (at the option of the other Party), this Agreement will terminate and be of no further force and effect.
1.4.Any of Advisor’s or the Company’s obligations under this Agreement that, by their nature, survive the termination of this Agreement, including, but not limited to, those obligations related to indemnification, confidentiality, and innovations and intellectual property, will continue, regardless of the reason for such termination.
2. ADVISOR DUTIES. Attached hereto as Schedule A is a description of the services to be provided by Advisor pursuant to the terms of this Advisor Agreement.

3.COMPENSATION
3.1.Attached hereto as Schedule B is a description of the compensation terms for all services to be performed by Advisor pursuant to this Advisor Agreement.
3.2.Advisor and the Company acknowledge that disputes about entitlement to payment under this Advisor Agreement may occur. Both Advisor and the Company agree that the Company will have the sole discretion to determine whether payment under this Advisor Agreement is due.
3.3.Advisor shall be responsible for all expenses related to the performance of services under this Advisor Agreement, including all travel-related expenses (e.g., air travel, mileage, meals, lodging) and business supplies/equipment (e.g., computer(s), cell phone(s), Internet service, business cards).
3.4.Advisor shall also be responsible for all federal, state, and local income tax payments, including self-employment taxes, related to compensation paid pursuant to Schedule B for services provided by Advisor and any workers hired and utilized by Advisor. Advisor acknowledges that because they are being retained as an independent contractor, the Company may not make any withholdings for amounts paid or accrued pursuant to Schedule B, except as the Company deems necessary to comply with applicable law.
3.5.Advisor acknowledges their responsibility to maintain at their own cost all required insurance related to the performance of services under this Advisor Agreement, including any necessary workers’ compensation or unemployment insurance.
3.6.Advisor shall indemnify and hold the Company harmless for any claims, losses, costs, fees, liabilities, damages, or injuries suffered by the Company arising out of Advisor’s breach of this section, including any attorneys’ fees incurred by the Company pertaining to any such claims. Specifically, in the event any state or federal taxing agency challenges the characterization of any sums to be received under this Advisor Agreement, Advisor agrees to repay the Company for any taxes, penalties, surcharges, withholdings and/or interest resulting from any such agency action.
4.CONFIRMATION OF INDEPENDENT CONTRACTOR STATUS
4.1.Advisor and the Company acknowledge and agree that Advisor is being retained as an independent contractor. Advisor expressly acknowledges that during the Term, Advisor will not be an employee of the Company with respect to Services. Advisor shall act in accordance with this status and shall not hold themselves out as an employee of the Company with respect to their advisor services. Advisor will not be entitled to any benefits afforded to the Company’s employees by virtue of this contractor relationship, including health insurance, workers’ compensation, disability insurance, pension benefits, vacation, or sick pay. To the extent Advisor is provided with any or all such benefits pursuant to a collateral employment relationship, any such benefits will cease upon the cessation of that employment relationship.

4.2.Advisor will determine the method, details, and means of performing the services described in Schedule A. With the exception of compliance with legal requirements, customer specifications, and generally ethical business practices, the Company understands and agrees that it retains no right to control the Advisor, Advisor’s agents, employees, or assistants in the performance of the services described in Schedule A.
4.3.The Company acknowledges and understands that during the term of this Advisor Agreement, Advisor may contract with other entities to perform similar Advisor services, so long as such activity is consistent with their confidentiality, non-competition, and non-solicitation obligations outlined below. Specifically, and without limiting the scope of any other provision of this Advisor Agreement, the Parties acknowledge that during the Term, Advisor is prohibited from offering advisor services related to any company that competes with the Company.
4.4.The Company also acknowledges that Advisor has the right to hire or retain others to perform the Services. In the event Advisor retains others to perform such Services, Advisor shall promptly disclose that fact to the Company. Advisor agrees to indemnify and hold harmless the Company against any loss or damages, including attorney fees, resulting from Advisor’s decision to employ or retain others to provide Services.
4.5.Advisor is and shall always remain exclusively responsible for:
(a) the payment of all salaries, taxes, contributions, pay in lieu of notice and/or severance pay, and any other costs arising as a consequence of the employment or the termination of employment of any of the Advisor’s employees, and
(b) any other obligations and payments to any of the Advisor’s employees, or to the federal or provincial government or any agency or subdivision thereof, in accordance with any applicable federal or provincial laws or regulations, whether as a result of activities performed pursuant to this Agreement or otherwise including, but not limited to, the following: income taxes, unemployment or employment insurance, workers’ safety and insurance, workers’ compensation, and employer health tax.
4.6.It is expressly understood and agreed that, in performing the Services, Advisor and any of the Advisor’s employees or third parties will be acting and shall act at all times as independent contractors only and that this Agreement will not constitute Advisor or any of the Advisor’s employees, as a principal, employee, agent, assignee, subcontractor, partner or joint venturer of or with the Company and that no such relationship will arise or subsist between Advisor or any of the Advisor’s employees and the Company during the Term, including any extension or renewal thereof.
5.ADVISOR’S REPRESENTATIONS AND INDEMNITIES
5.1.Advisor represents that they are fully authorized to enter into and to perform under this Advisor Agreement without conflicting with any of Advisor’s other commitments, agreements, or understandings.

5.2.Advisor shall and does hereby indemnify, defend, and hold harmless the Company, and the Company’s officers, directors, employees and shareholders from and against any and all claims for damages for personal injury or property damages, or any other claims, demands, damages, costs or expenses, including attorney fees and costs, that the Company may incur or suffer as a result of Advisor’s performance of services under this Agreement.
5.3.Advisor further agrees to indemnify the Company against, and hold the Company harmless from, any claim, proceeding, action, cause of action, suit or demand brought for the recovery of damages, losses, taxes or payments of any kind whatsoever or any order, penalty, interest, or tax that may be assessed or levied against it and any costs and legal fees related thereto (hereinafter the “Claim”) arising from either a finding of deemed employment of Advisor or any of their employees by the Company, or the employment, termination or use of any person by Advisor for the purpose of performing or discharging Advisor’s obligations pursuant to this Agreement, including, but not limited to, any Claims arising under any federal or state laws or regulations and any Claims which arise as a result of Advisor’s failure or delay to make any payments or to file any return or information required by any laws or regulations.
5.4.Advisor further acknowledges that the Company will not carry general liability insurance to cover losses relating to any alleged negligent acts committed by Advisor or Advisor’s employees or agents during the performance of the services described in Schedule A. Advisor agrees that they are responsible for obtaining at their own expense all required insurance policies with respect to the services described in Schedule A.
6.CONFIDENTIALITY PROVISIONS
6.1.Advisor acknowledges the Company is engaged in a highly competitive business and that the Company has expended considerable time, money, and effort in the development of proprietary Confidential Information that is vital to its continued success and profitability. Advisor has and will continue to be enabled to acquire confidential business information about the Company and its actual and prospective customers. Advisor further agrees that the Company has taken reasonable measures to protect the same, and that the confidentiality provisions of this Advisor Agreement are a reasonable means through which the Company can protect such interests with regard to Advisor.
6.2.As used in this Advisor Agreement, the term “Confidential Information” means: (a) proprietary or trade secret information of the Company; (b) information marked or designated by the Company as confidential; (c) information, whether or not in written form and whether or not designated as confidential, that is known to Advisor as being treated by the Company as confidential; (d) information, whether or not in written form and whether or not designated as confidential, that Advisor should reasonably recognize as being treated by the Company as confidential; and (e) information provided to the Company by third parties that the Company is obligated to keep confidential. Advisor understands that Confidential Information includes, but is not limited to: (a) information regarding the Company’s sales and marketing strategies; (b) the identity, history, needs, contracts, profitability and preferences of the Company’s customers and prospective customers; (c) customer lists; and (d) other financial and technical information relating to the Company’s business. The Company acknowledges the notion of Confidential

Information does not include any of the foregoing items which have become publicly known and generally available through no wrongful act of Advisor or others who were under confidentiality obligations as to the item or items involved. Notwithstanding the foregoing, the Parties acknowledge Confidential Information may include unique aggregations of otherwise publicly known or generally available information developed by the Company.
6.3.Advisor agrees not to disclose Confidential Information, directly or indirectly, to any third person without the express written consent of the Company at any time following the Effective Date of this Advisor Agreement, except where such disclosure is necessary for the performance of Advisor’s activities on behalf of the Company. Advisor further represents that prior to the Effective Date of this Advisor Agreement, Advisor has not disclosed Confidential Information to any third person except in circumstances where such disclosure was necessary for the performance of Advisor’s activities on behalf of the Company.
6.4.Advisor agrees that they will not copy, transmit, reproduce, summarize, quote, or make any commercial or other use whatsoever of Confidential Information following the cessation of this Advisor Agreement, except in circumstances where such disclosure is necessary for the performance of Advisor’s activities on behalf of the Company.
6.5.On termination of this Advisor Agreement, Advisor will: (1) promptly return to the Company (or destroy if specifically requested and authorized by the Company in writing) all documents and materials in any form, including electronic, in Advisor’s possession, custody or control which contain or reference Confidential Information; and, thereafter (2) certify under oath to the Company, if requested, that Advisor does not possess any documents or materials containing or referencing Confidential Information and that Advisor has not transmitted the same to any third party.
7.RESTRICTIVE COVENANTS
7.1.Advisor and the Company agree that in order to protect and preserve the goodwill and other value of the Company following the execution of this Advisor Agreement, it is necessary for Advisor’s activities to be reasonably restricted during and following the termination of this Advisor Agreement. As such, the Parties agree to the following restrictive covenants:
7.1.1.Non-Competition. During the effective period of this Advisor Agreement and for a period of twelve (12) months following the termination of this Advisor Agreement for any reason, Advisor shall not, directly or indirectly, as an individual, owner, manager, contractor, consultant, or employee, provide the same or similar services as those outlined in Schedule A to any person or business entity that competes, directly or indirectly, with the Company. Without limiting the scope of the foregoing, Advisor specifically agrees that for a period of twelve (12) months following the termination of this Advisor Agreement, Advisor will not directly or indirectly provide advisor services in competition with the Company with respect to Advisor’s activities under this Advisor Agreement. Advisor acknowledges this non-competition provision is executed as part of a valid independent contractor relationship.

7.1.2.Customer Non-Solicitation. During the effective period of this Advisor Agreement and for a period of twelve (12) months following the termination of this Advisor Agreement, Advisor shall not, directly or indirectly, as an individual, owner, manager, contractor, consultant, or employee, solicit, divert or take away or attempt to solicit, divert or take away any customer of the Company with whom Advisor had contact, or about whom Advisor gained the Company’s Confidential Information, during the effective dates of this Advisor Agreement. The Parties agree this customer non-solicitation provision is limited to the goods and services offered by the Company during the effective dates of this Advisor Agreement.
7.1.3.Employee Non-Solicitation. During the effective period of this Advisor Agreement and for a period of twelve (12) months following the termination of this Advisor Agreement, Advisor shall not, directly or indirectly, as an individual, owner, manager, contractor, consultant, or employee, encourage any employee of the Company to leave the employ of the Company, or to otherwise alter the nature of any employment relationship with the Company. This employee non-solicit provision applies regardless of whether Advisor initiates contact.
7.2.Advisor has carefully read and considered the non-compete and non-solicitation provisions set forth above and agrees they are fair, reasonable and reasonably required to protect the Company’s protectable business interests. Advisor agrees that compliance with the non-compete and non-solicitation provisions will not prevent Advisor from earning a livelihood both during and after the termination of this Advisor Agreement.
7.3.If any part of the non-compete or non-solicitation clauses are found by a court to be unreasonable or otherwise unenforceable, any such portion will nevertheless be enforced to the greatest extent such court will deem reasonable, and, in such event, it is the Parties’ intention that the court reform such portion in order to make it enforceable. In the event of such judicial reformation, the Parties agree to be bound by the confidentiality, non-compete and non-solicitation provisions as reformed in the same manner and to the same extent as if they had agreed to such reformed agreement in the first instance.
7.4.In the event that Advisor breaches any provision of the non-compete or non-solicitation provisions set forth above, the corresponding restrictive period(s) will be tolled and suspended during any period of Advisor’s breach.
8.INJUNCTIVE RELIEF. Advisor agrees that if they violate the confidentiality, non-compete or non-solicitation provisions set forth above, the Company will suffer irreparable harm, for which money damages would not fully compensate the Company. Advisor agrees that temporary, preliminary and permanent injunctions are appropriate remedies for a breach or threatened breach of the confidentiality, non-compete or non-solicitation provisions set forth above and that these remedies will be in addition to, and not in limitation of, any other rights or remedies to which the Company is or may be entitled. Advisor further agrees that in the event a court issues a temporary or preliminary injunction, the Company shall not be required to post a bond.

9.GOVERNING LAW AND INTERPRETATION. This Advisor Agreement will be governed and conformed in accordance with the laws of the State of New York without regard to its conflict or choice of law provisions. If any provision of this Advisor Agreement is declared illegal or unenforceable by any court of competent jurisdiction, the Parties agree the court will have the authority to modify, alter or change the provision(s) in question to make the Advisor Agreement legal and enforceable. If any provision of this Advisor Agreement cannot be modified to be enforceable, such provision will immediately become null and void, leaving the remainder of this Advisor Agreement in full force and effect.
10.ENTIRE AGREEMENT. This Advisor Agreement expresses, embodies, and supersedes all previous understandings and agreements, whether written or oral, between the Parties with respect to the subject matter hereof and fully and finally sets forth the entire agreement between the Parties hereto with respect to Advisor providing advisor services to the Company. This Advisor Agreement may not be modified, altered, or changed except upon express written consent of both Parties, wherein specific reference is made to this Advisor Agreement.
11.BINDING EFFECT. This Advisor Agreement will be binding upon Advisor, Advisor’s heirs, executors and administrators, and upon the Company and its successors and assigns, and will inure to the benefit of the Company, and its successors and assigns. This Advisor Agreement may not be assigned by Advisor. This Advisor Agreement may be enforced by the Company’s successors and assigns.
12.AVAILABLE REMEDIES. In addition to any other remedies available under this Advisor Agreement, or pursuant to applicable law, the Parties agree that should either Party be compelled to commence legal action because of a suspected violation of this Advisor Agreement, the prevailing party to any such action will be entitled to an award of its attorneys’ fees and costs, including expert costs, through and including any appeal(s).
13.NON-WAIVER. The failure of either the Company or Advisor to exercise in any instance any right under this Advisor Agreement will not constitute a waiver of the same or any other right, power, or privilege in any other instance. Any waiver must be in writing and signed by the party against whom a waiver is alleged.
14.CONSTRUCTION. The headings contained in this Advisor Agreement are for convenience only and do not constitute part of and will not be used to interpret this Advisor Agreement. The language in all parts of this Advisor Agreement will be in all cases construed according to its fair meaning and not strictly for or against the Company or Advisor because that party or that party’s legal representative drafted it.
15.COUNTERPARTS. This Advisor Agreement may be executed in counterparts, each of which will be deemed an original and each of which will together constitute one and the same agreement. This Advisor Agreement will not become enforceable until executed by the Company.
16.NOTICE. Any notice, demand or request with respect to this Advisor Agreement will be in writing (including by email) and will be effective when delivered. Any party may change its address for such communications by giving notice to the other party in conformity with this section.
17.OPPORTUNITY TO CONSIDER. Advisor acknowledges that they have read and understand this Agreement and that they have had the opportunity to obtain independent legal advice with respect to it.
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IN WITNESS WHEREOF, the Advisor and the Company have executed this Advisor Agreement:
DIEGO PANAMA                     OLO INC.

/s/ Diego Panama                     /s/ Robert Morvillo
By: Robert Morvillo, Chief Legal Officer
Date: 1/20/2025                     Date: 1/21/2025

Schedule A
The advisor services to be provided by Advisor will include the provision of advice to the Company on go-to-market initiatives (the “Services”), working with Noah Glass. Prior to the start of each calendar month, Advisor shall provide the Company with hours of availability to be mutually agreed upon in good faith between both Parties.

Schedule B
1)Monthly Fee. The Company shall pay Advisor a fee in the amount of $45,833 per month, payable on the last business day of each calendar month during the Term. The Company has the right to dispute in good faith whether payment is due under the Advisor Agreement. Payment by the Company will be by wire transfer to the bank account of Advisor on file with the Company. Payments made to Advisor will be reported using IRS form 1099.

2)COBRA Subsidy. If Advisor is eligible for and elects COBRA continuation coverage based on Advisor’s previous employment with the Company, the Company shall pay the same portion of premiums that it pays for active employees for the same level of health coverage as was in effect for Advisor on the date of his previous separation of employment from the Company, unless Advisor is eligible for group medical care coverage through other employment. Advisor agrees to notify the Company promptly if Advisor becomes eligible for group medical care coverage through another employer. Advisor also agrees to respond promptly and fully to any reasonable requests for information by the Company concerning Advisor’s eligibility for such coverage. If the Company determines at any time that its payments pursuant to this paragraph may be taxable income to Advisor, it may convert such payments to payments directly to Advisor.

3)Bonus. The Company shall pay Advisor a lump sum equal to the 2025 annual cash bonus Advisor would have earned if Advisor was an executive in 2025 (excluding the commissions component), which will be prorated to the term of this Advisor Agreement and payable in April of 2025. The prorated bonus will be calculated according to Advisor’s 2024 executive bonus structure (excluding the commissions component), with the 2025 targets as approved by the Compensation Committee. Attainment of the targets will be based on the Company’s performance for the first three months of 2025.

4)Continued Equity Vesting. All existing unvested restricted stock unit (“RSU”) and performance-based restricted stock unit (“PSU”) awards (together, the “Equity Awards”) which have previously been awarded to Advisor prior to the Effective Date of this Advisor Agreement will continue vesting for the duration of the Term. Upon termination of this Advisor Agreement for any reason, such Equity Awards will cease vesting.

a)The settlement of Advisor’s vested RSUs and PSUs will continue to be governed by the terms and conditions of the applicable RSU and PSU award agreements, Mobo Systems, Inc. 2005 Equity Incentive Plan, Olo Inc. 2015 Equity Incentive Plan, and Olo Inc. 2021 Equity Incentive Plan (the “Equity Award Agreements”), each as amended from time to time.

b)Advisor is advised to seek tax guidance from Advisor’s personal tax advisors with regard to the potential change in tax treatment of Advisor’s vested RSUs and PSUs. The Company may withhold taxes and other amounts in connection with

Advisor’s equity vesting as the Company deems necessary to comply with applicable law. Continued vesting of the Equity Awards shall not alter or affect Advisor’s status as an independent contractor beginning on the Effective Date.

c)The Parties agree that for purposes of determining the number of RSUs and PSUs that will be settled to Advisor upon vesting, Advisor will be considered to have vested only up to the earlier of March 31, 2025, or the date of termination of the Advisor Agreement.